UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. __)*

____________Vislink Technologies, Inc.____________
(Name of Issuer)

__________Common Stock, par value $0.00001_________
(Title of Class of Securities)

_______________________92836Y300____________________
(CUSIP Number)

_____________________October 28, 2021_____________
(Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
? Rule 13d-1(b)
? Rule 13d-1(c)
?  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person?s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be ?filed? for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





Page 1 of 1
?
Cusip No. 92836Y300 	13G		Page 2 of 5

1	Name Of Reporting Persons      		Debbie Hantash
     S.S. or I.R.S. Identification
      No. of Above Persons 	 			Not Applicable

2	Check The Appropriate Box If A Member Of A
    Group (See Instructions)	(a)  |_|
 	 					(b)  |_|
3	SEC Use Only

4	Citizenship Or Place Of Organization	USA

      5	Sole Voting Power		2,297,957
Number of
Shares	  	6	Shared Voting Power		0

Beneficially
Owned By	  	7	Sole Dispositive Power	2,297,957

Each
Reporting	  	8	Shared Dispositive Power	0
Person With:

9	Aggregate Amount Beneficially Owned By
Each Reporting Person				2,297,957

10	Check If The Aggregate Amount In Row 	?
      (9) Excludes Certain Shares

11	Percent Of Class Represented By Amount In Row 9
				5.0%

12	Type Of Reporting Person 			IN

Item 1(a).	NAME OF ISSUER:
 	  	Vislink Technologies, Inc.

Item 1(b).	ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
 240 S. Pineapple Avenue, Suite 701, Sarasota, Florida 34236

Item 2(a).	NAME OF PERSON FILING:
 		Debbie Hantash

Item 2(b).	ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE,
RESIDENCE:
  	183 Calle Gorrion, San Juan, PR 00926-7119
Cusip No. 92836Y300 	13G		Page 3 of 5

Item 2(c).	CITIZENSHIP:
      USA

Item 2(d).	TITLE OF CLASS OF SECURITIES:

      Common Stock, par value $0.00001 (the "Common Stock")

Item 2(e).	CUSIP NUMBER:

       	92836Y300

Item 3.	If this statement is filed pursuant to Rules 13d-1(b),
or 13d-2(b) or (c), check whether the person filing is a:

 	(a)	|_|	Broker or dealer registered under Section 15 of
the Act.
 	(b)	|_|	Bank as defined in Section 3(a)(6) of the Act.
 	(c)	|_|	Insurance company as defined in Section 3(a)(19)
of the Act.
 	(d)	|_|	Investment company registered under Section 8 of
the Investment Company Act.
 	(e)	|_|	An investment adviser in accordance with Rule
13d-1(b)(1) (ii)(E);
 	(f)	|_|	An employee benefit plan or endowment fund in
accordance with Rule 13d-1(b)(1)(ii)(F);
      (g)	|_|	A parent holding company, in accordance with Rule
13d-1(b)(ii)(G);
 	(h)	|_|	A savings association as defined in Section 3(b)
of the Federal Deposit Insurance Act;
 	(i)	|_|	A church plan that is excluded from the
definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940;
 	(j)	|_|	Group, in accordance with Rule 13d-
1(b)(1)(ii)(J).

If filing as a non-U.S. institution in accordance with Rule 13d-
1(b)(1)(ii)(J), please specify the type of institution:

_______________________________


Item 4.	Ownership.
 	 	Provide the following information regarding the
aggregate number and percentage of the class of securities
identified in Item 1.
Cusip No. 92836Y300 	13G		Page 4 of 5

 	(a)	Amount beneficially owned:
 	 	  	 	2,297,957
 	(b)	Percent of Class
 	 	  	 	5.0%
 	(c)	Number of shares as to which such person has:

 	(i)	Sole power to vote or to direct the vote
 	 	  	 	2,297,957
 	(ii)	Shared power to vote or to direct the vote
 	 	  	 	0
      (iii)	Sole power to dispose or to direct the
disposition of
 	 	  	 	2,297,957
 	(iv)	Shared power to dispose or to direct the disposition
of
 	 	 	 	0

Instruction. For computations regarding securities which represent a right to acquire an underlying security, see Rule
13d-3(d)(1).

Item 5.	Ownership of Five Percent or Less of a Class
 	 	  	 	Not applicable

Item 6.	Ownership of More than Five Percent on Behalf of
Another Person.
 	 	  	 	Not applicable

Item 7.	Identification and Classification of the Subsidiary
Which Acquired the Security Being Reported on by the Parent
Holding Company.
 	 	  	 	Not applicable

Item 8.	Identification and Classification of Members of the
Group.
 	 	  	 	Not applicable

Item 9.	Notice of Dissolution of Group.
 	 	  	Not applicable

Item 10.	Certification.
 	 	 	Not applicable



Cusip No. 92836Y300 	13G		Page 5 of 5


SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                    January 14, 2022
                               (Date)


               /s/ Debbie Hantash
                          (Signature)


                    Debbie Hantash
                          (Name/Title)























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